EXHIBIT 4.1
                                                                     -----------




                             ABLE LABORATORIES, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

               AND RIGHTS OF SERIES Q CONVERTIBLE PREFERRED STOCK




           The undersigned officer of Able Laboratories, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred by the Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of Able Laboratories, Inc., on August 8, 2001 adopted a resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of certain shares of Series Q Convertible Preferred Stock, $.01 par value, of the Corporation, which resolution is as follows:

           RESOLVED: That, pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation, the Certificate of Designations, Preferences and Rights of Series AA Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 15, 2001, providing for the creation of the Series AA Convertible Preferred Stock, par value $.01 per share, of the Corporation, and the voting powers, preferences and relative, participating, option and other special rights and the qualifications, limitations and restrictions thereof, be and hereby are amended and restated as set forth on Exhibit A attached hereto.

           EXECUTED as of this 15th day of August, 2001.





                                                     ABLE LABORATORIES, INC.

                                                     By:
                                                         --------------------
                                                         Dhananjay G. Wadekar
                                                         President

                                    EXHIBIT A
                                    ---------

(a)        Description and Designation of Series Q Convertible Preferred Stock
           -------------------------------------------------------------------

           1.  Designation and Definitions.

               (a) Designation. A total of 61,150 shares of the Corporation's previously undesignated Preferred Stock, $.01 par value, shall be designated as the "Series Q Convertible Preferred Stock" (the "Series Q Stock"). The original issue price per share of the Series Q Stock shall be $100 (the "Original Issue Price").

                   (i) Certain Definitions. As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

                   (ii) "Asset Transfer" means the sale, lease, exchange, or other transfer of all or 50% or more of the assets of the Corporation in one or a series of related transactions.

                   (iii) "Business Day" means a day on which the Nasdaq Stock Market is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the City of New York are authorized by law to close.

                   (iv) "Change in Control Transaction" means the occurrence of either (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation that it is not approved by the Board of Directors of the Corporation or (ii) a replacement at one time or over time of more than one-half of the members of the Corporation's Board of Directors that is not approved by a majority of those individuals who are members of the Board of Directors on the date hereof (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof. Notwithstanding the foregoing, a "Change in Control Transaction" shall not include any increase in the number of directors in connection with the occurrence of a "Voting Period" as defined in Section 4 below.

                   (v) "Common Stock" means the common stock, par value $.01 per share, of the Corporation.

                   (vi) "Common Stock Issuable Per Share" on an applicable Conversion Date or the Conversion Determination Date means the quotient of the Total Common Stock Issuable divided by the total number of shares of Series Q Stock issued and outstanding as of the Original Issue Date.

                   (vii) "Conversion Date" means (i) in the case of a conversion upon the request of a holder of Series Q Stock, 3 days after the Conversion Notice Date, and (ii) in the case of a conversion upon the request of the Corporation, the Conversion Notice Date.

                   (viii) "Conversion Determination Date" means the date on which no Floating Rate Convertibles are issued or outstanding.

                   (ix) "Conversion Notice Date" means (i) each date on which the Corporation receives by telecopy written notice in accordance with Section 5(i) hereof from a holder of Series Q Stock that such holder elects to convert shares of its Series Q Stock, or (ii) the date on which the Corporation gives by telecopy written notice to holders of Series Q Stock to convert shares of Series Q Stock.

                   (x) "Conversion Price" means the quotient of the Original Issue Price divided by the Common Stock Issuable Per Share

                   (xi) "Conversion Ratio" means, at any time, a fraction the numerator of which is the Original Issue Price and the denominator of which is the Conversion Price at such time.

                   (xii) "Event of Default" means the occurrence of any one or more of the following events:

                       (a) The Corporation shall default in the payment of any
                   amounts owed under the Series Q Stock and the same shall continue for a period of ten days;

                       (b) Any of the representations or warranties made by the
                   Corporation in any Transaction Document (as defined in the Purchase Agreement) shall be false or misleading in any material respect at the time made;

                       (c) The Corporation fails to issue shares of Common Stock
                   to the holder of Series Q Stock or to cause its transfer agent to issue shares of Common Stock upon conversion of the Series Q Stock in accordance with the terms of the Series Q Stock, fails to transfer any certificate for shares of Common Stock issued to the holder upon conversion of the Series Q Stock and when required by the terms of the Series Q Stock or any Transaction Document, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its transfer agent to transfer any certificate or any shares of Common Stock issued to the holder upon conversion of the Series Q Stock as and when required by the terms of the Series Q Stock or any Transaction Document, and such legend removal is otherwise lawful, and any such failure continues uncured for five Business Days;

                       (d) The Corporation fails to perform or observe, in any
                   material respect, any other covenant, term, provision, condition, agreement, or obligation of the Series Q Stock for a period of 30 days after written notice from a holder of such failure;

                       (e) The Corporation fails to perform or observe, in any
                   material respect, any covenant, term, provision, condition, agreement, or obligation of the Company under the Purchase Agreement or any other Transaction Document and such failure continues uncured for 30 days after written notice from a holder of such failure;

                       (f) Any governmental agency or any court of competent
                   jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Corporation and shall not be dismissed within 60 days thereafter;

                       (g) Any money judgment, writ or warrant of attachment, or
                   similar process in excess of $500,000 in the aggregate shall be entered or filed against the Corporation or any of its properties or other assets and shall remain unpaid, unvacated, unbonded, or unstayed for a period of 60 days or in any event later than five days prior to the date of any proposed sale thereunder;

                       (h) The Common Stock is suspended or delisted from
                   trading on the Nasdaq OTC Bulletin Board for in excess of five consecutive Trading Days; or

                       (i) A Change in Control Transaction shall have occurred.

                   (xiii) "Excluded Stock" means (i) shares of Common Stock issued upon conversion of the Series Q Stock; (ii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued after the Original Issue Date to employees, officers, or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to any incentive or bonus plan or any similar plan or arrangement adopted by the Board of Directors providing for the issuance of such securities or rights; (iii) shares of Common Stock issued pursuant to the exercise of options, warrants, purchase rights, or convertible securities (other than Floating Rate Convertibles) outstanding as of the Original Issue Date; (iv) shares of Common Stock issued pursuant to a stock split, combination, dividend or distribution pursuant to Section 5(c)(ii) or
(iii); (v) shares of Common Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Board of Directors; (vi) shares of Common Stock issued in connection with any other transaction approved by holders of at least a majority of the outstanding shares of Series Q Stock (voting on an as converted basis as of the date of such vote); or (vii) any equity securities issued to any bank, equipment lessor, or equipment vendor pursuant to a financing agreement that is not for equity financing purposes and that is approved by the Board of Directors.

                   (xiv) "Floating Rate Convertibles" means shares of Preferred Stock of the Corporation that are convertible into shares of Common Stock on terms other than a fixed price per share or a fixed number of shares. Floating Rate Convertibles shall not include the Series Q Stock.

                   (xv) "Fundamental Change" means: (i) an Asset Transfer, or
(ii) any merger or consolidation to which the Corporation is a party. Notwithstanding the foregoing, the following shall NOT be a Fundamental Change: a merger or consolidation (a) to which the Corporation is a party; (b) in which it is the surviving corporation and there is no resulting reclassification of the outstanding Common Stock; and (c) after giving effect to which, persons who were, immediately before the consummation or closing of such merger or consolidation, holders of outstanding Common Stock will be the direct or indirect owners of securities of the Corporation possessing, on a fully diluted basis, at least 51% of the voting power of all voting securities of the Corporation (excluding, for purposes of such computation, any such person who is also a party to such merger or consolidation).

                   (xvi) "Operating Profit" means the net of (1) revenue less
(2) cost of goods sold plus selling, general and administrative expenses, depreciation and research and development costs (certain research and development costs shall be agreed to by the Corporation and the holders of at least 50% of the then outstanding shares of Series Q Stock) determined in accordance with generally accepted accounting principles applied in a manner consistent with the manner in which the Corporation's annual audited financial statements filed with the Securities and Exchange Commission are prepared.

                   (xvii) "Original Issue Date" means the date of the closing of the "Purchase Agreement," as defined below.

                   (xviii) "Outstanding Shares" means the number of shares of Common Stock issued and outstanding plus the total number of shares issuable upon conversion or exercise of all outstanding convertible securities, excluding shares of Excluded Stock. The term "Outstanding Shares" shall be deemed to include shares of Common Stock issued or issuable upon conversion of convertible securities issued for the purpose of redeeming Floating Rate Convertibles, notwithstanding the definition of "Excluded Stock" above. If a holder of Series Q Stock converts any shares of Series Q Stock prior to the Conversion Determination Date then the number of Outstanding Shares shall be calculated by the Company for the purpose of the conversion as provided above assuming that all Floating Rate Convertibles had been converted on the Trading Day immediately prior to the Conversion Notice Date, PROVIDED, that the Conversion Price applicable to such holder shall be subject to later adjustment pursuant to the following sentence. The Outstanding Shares shall be fixed at the number calculated on the Conversion Determination Date pursuant to this section, subject to adjustment as provided in Section 5, and such number shall be used as the number of Outstanding Shares for all future determinations of the Conversion Price; the Conversion Price of shares of Series Q Stock held by any holder that has converted any shares of Series Q Stock prior to the Conversion Determination Date shall be adjusted to yield the applicable aggregate number of shares of Common Stock upon conversion of the remaining shares of Series Q Stock held by the holder, as if all shares of Series Q Stock had been converted by the holder after the Conversion Determination Date. If a holder has already converted all shares of Series Q Stock before the Conversion Determination Date then the Company shall after the Conversion Determination Date issue to the holder such additional number of shares of Common Stock as may be necessary to produce the aggregate number of shares of Common Stock as contemplated by the previous sentence.

                   (xix) "Preferred Stock" means the preferred stock, par value $0.01 per share, of the Corporation.

                   (xx) "Purchase Agreement" means the Stock Purchase Agreement dated August ___, 2001, between the Corporation and the purchasers of the Series Q Stock.

                   (xxi) "Total Common Stock Issuable" means the product of (i) the quotient obtained by dividing (a) the number of Outstanding Shares as of the earlier of an applicable Conversion Date or the Conversion Determination Date by
(b) 0.75 times (ii) 0.25. The calculation of Total Common Stock Issuable is based upon 60,000 shares of Series Q Preferred Stock issued pursuant to the Purchase Agreement and the equation contained in the foregoing sentence shall be adjusted appropriately to account for a larger or smaller number of shares of Series Q Preferred Stock actually being issued.

                   (xxii) "Trading Day" means a day on which the NASD OTC Bulletin Board (or such other trading system then in use by the National Association of Securities Dealers, Inc.), is open for the transaction of business, or, if the Common Stock is not listed or admitted to a trading system then in use by the National Association of Securities Dealers, Inc. but is trading on any securities exchange, a day on which such securities exchange is open for the transaction of business; or, if the foregoing does not apply, any Business Day.

           2. Dividends. Except as expressly provided herein the holders of shares of Series Q Stock shall not be entitled to dividends.

               (a) The holders of Series Q Stock, in preference to the holders of the Corporation's Common Stock and Series L and Series P Preferred Stock and in parity with and in accordance with the terms of the Series N and Series O Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends on each outstanding share of Series Q Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) at an annual rate per share equal to eight percent (8%) of the original purchase price of $100 per share of the Series Q Stock (which amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series Q Preferred Stock) (the "Series Q Dividends"). The Series Q Dividends shall be payable before any dividends (whether in cash or property) on any shares of Common Stock shall be declared or paid or set apart for payment. The Series Q Stock shall rank senior as to dividends to all other series of preferred stock outstanding as of the date of filing of this Certificate of Designations other than Series N Preferred Stock and Series O Preferred Stock, and shall rank on a parity as to dividends with the Series N Preferred Stock and Series O Preferred Stock. The Series Q Dividends shall be paid semiannually within thirty (30) days of the end of each of the second and fourth quarter, PROVIDED, that the Corporation reports a positive Operating Profit for such period. If the Corporation does not report a positive Operating Profit for such semiannual period the Series Q Dividends shall accrue and shall become payable within thirty (30) days of the end of the next semiannual period in which the Corporation reports a positive Operating Profit. The Series Q Dividends shall be deemed to accrue and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If Series Q Dividends in respect of any prior or current semiannual dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before (ii) any dividend or other distribution in cash or other property shall be paid or declared and set apart with respect to the Corporation's Common Stock or any class or series of the Corporation's capital stock ranking junior to the Series Q Stock, now or hereafter outstanding or (ii) purchase or redemption of any stock ranking junior to or on a parity with the Series Q Preferred Stock as to dividends or on liquidation, now or hereafter outstanding. Upon any conversion of the Series Q Stock, all accumulated and unpaid Series Q Dividends, whether or not declared, since the date of issue up to and including Conversion Date thereof, shall be paid by the Corporation.

           The provisions of this Section 2(a) shall not, however, apply to (i) a dividend payable in Common Stock, or (ii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors.

               (b) Declared Dividends on Common Stock. If the Board of Directors shall declare a cash dividend payable upon the then outstanding shares of Common Stock, the holders of the Series Q Stock shall be entitled to the amount of cash dividends on the Series Q Stock as would be declared payable on the number of whole shares of Common Stock into which the shares of Series Q Stock held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Such determination of "whole shares" shall be based upon the aggregate number of shares of Series Q Stock held by each holder, and not upon each share of Series Q Stock so held by the holder.

               (c) Dividends on Other Securities. The Board of Directors may declare and the Corporation may pay or set apart for payment, or cause the accrual of, stated or cumulative dividends and other distributions on any other series of Preferred Stock ranking on a parity with or senior to the Series Q Preferred Stock, and may purchase or otherwise redeem any of the same (or any warrants, rights, options or other securities exercisable therefor or convertible or exchangeable therein), and the holders of Series Q Stock shall not be entitled to share therein.

           3.  Liquidation, Dissolution or Winding Up.

               (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series Q Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated by the Board of Directors to be senior to or on a parity with the Series Q Stock with respect to liquidation preferences, the holder of each share of Series Q Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Original Issue Price per share of Series Q Stock held by any holder plus all accrued but unpaid dividends (the "Liquidation Value"). For purposes hereof, the Series Q Stock shall rank on liquidation on parity with the Series O Preferred Stock, and senior to the Common Stock. Subject to the foregoing sentence, the Series Q

Stock shall rank on liquidation senior to all other classes of Preferred Stock outstanding on the Original Issue Date.

           If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series Q Stock the full amount to which they otherwise would be entitled, the holders of Series Q Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts that would otherwise be payable upon liquidation with respect to the outstanding shares of the Series Q Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Liquidation Value payable upon all shares of Series Q Stock then outstanding.

           After such payment shall have been made in full to the holders of the Series Q Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series Q Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated to be junior to the Series Q Stock (if any) in right of payment upon any liquidation, dissolution or winding up of the Corporation.

           The amounts set forth above shall be subject to equitable adjustment by the Board of Directors whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series Q Stock.

               (b) Distributions Other Than Cash. Whenever the distributions provided for in this Section shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series Q Stock.

               (c) Events Not Deemed A Liquidation. A Fundamental Change other than an Asset Transfer will not be deemed to be a liquidation, dissolution or winding up of the Corporation under this Section 3. For purposes of this Section 3, a liquidation, dissolution, or winding up of the Corporation shall be deemed to be occasioned by, or to include, an Asset Transfer. The occurrence of an Asset Transfer shall entitle the holders of Series Q Stock to receive at the closing in cash, securities, or other property (valued as provided in paragraph 3(b) above) the respective amounts as specified in paragraph 3(a) in liquidation of their Series Q Stock, unless the holders of a majority of the outstanding shares of Series Q Stock, voting separately as a class, affirmatively vote that such transaction shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation under this Section 3.

               (d) Notice. Written notice of any liquidation, dissolution, or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 10 days prior to any payment date stated therein, to the holders of record of the Series Q Stock at their respective addresses as the same shall appear on the stock records of the Corporation.

           4.  Voting Power.

               (a) General. Except as expressly provided in this Section 4 or as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series Q Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Series Q Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series Q Stock and Common Stock shall vote together (or render written consent in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. The determination as to the number of "whole shares" shall be based upon the aggregate number of shares of Series Q Stock held by each holder, not upon each share of Series Q Stock so held by the holder. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half being rounded upward).

               (b) Special Right to Elect Directors. For as long as at least 50% of the shares of Series Q Stock originally issued remain outstanding, during any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of directors constituting the Board of Directors of the Corporation shall be automatically increased by the smallest number that would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Series Q Stock shall be entitled, voting separately as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such smallest number of additional directors (the "Series Q Directors"). A Voting Period shall commence:

                   (i) if at any time the Corporation has received a notice of default on the payment of principal or interest on any material amount of any of its indebtedness, which default has not been not cured within any applicable cure period set forth in the instrument evidencing such indebtedness or if there is no such period, within sixty (60) days of receipt by the Corporation of notice of the same;

                   (ii) if the Corporation has failed to convert the Series Q Stock when required pursuant to the terms of this Certificate of Designations, and such failure remains uncured ten (10) days after receipt by the Corporation of notice of the same;

                   (iii) if the Corporation has failed to report positive Operating Profits for any two fiscal quarters during the fiscal year beginning January 1, 2002; or

                   (iv) if the Corporation has defaulted in any material respect in one or more provisions of this Certificate of Designations or the Purchase Agreement, which default has not been cured within sixty (60) days of receipt by the Corporation of notice of the same.

           Upon termination of a Voting Period, the voting rights described in this Section 4(b) shall automatically terminate, subject always, however, to the revesting of such voting rights in the holders of Series Q Stock upon the commencement of another Voting Period upon a new occurrence of any of the events described in this Section 4(b).

               (c) Voting Procedures. As soon as practicable after the commencement of a Voting Period as described in Section 4(b), the Corporation shall call a special meeting of holders of Series Q Stock and mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice or does not call such a special meeting, the meeting may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of stockholder held for the purpose of electing directors during a Voting Period, the holders of Series Q Stock, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the Series Q Directors by a plurality of the votes cast.

           The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of Series Q Stock to elect directors shall continue, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders and the remaining incumbent directors elected by the holders of the Common Stock and other series of Preferred Stock, if any, shall constitute the duly elected directors of the Corporation.

           Simultaneously with the expiration of a Voting Period, the term of office of the Series Q Directors shall automatically terminate, the number of directors constituting the Board of Directors of the Corporation shall automatically be reduced by the number that is has been increased pursuant to
Section 4(b), the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders of Series Q Stock pursuant to
Section 4(b) above shall automatically terminate, subject to the provisions of the last sentence of Section 4(b).

           Any Series Q Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Series Q Stock voting as a class at a meeting of stockholders or of the holders of Series Q Stock called for the purpose. So long as a Voting Period shall exist (i) any vacancy in the office of a Series Q Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Series Q Directors and filed with the Corporation and
(ii) in the case of the removal of any Series Q Director, the vacancy may be filled by the holders of record of the shares of Series Q Stock, voting as a class, by a plurality of the votes cast, at the same meeting at which such removal shall be voted.

           On the first date on which less than 50% of the shares of Series Q Stock originally issued is outstanding, the term of office of the Series Q Directors shall automatically terminate, the number of directors constituting the Board of Directors of the Corporation shall automatically be reduced by the number that is has been increased pursuant to Section 4(b), the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders of Series Q Stock pursuant to Section 4(b) above shall automatically terminate.

               (d) Separate Vote of Series Q Stock. For so long as at least 25% of the shares of Series Q Stock originally issued remain outstanding, in addition to any other vote or consent required herein or by law, and unless the vote of holders of a greater number of shares of Series Q Stock shall then be required by law, the vote or written consent of the holders of a majority of the outstanding Series Q Stock, voting as a single class, shall be necessary for effecting or validating the following actions:

                   (i) Any voluntary liquidation, dissolution, or winding up of the Corporation;

                   (ii) Any Fundamental Change;

                   (iii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation (including any filing of a Certificate of Designation, increase in authorized capital stock of the Corporation, or increase in the authorized shares of any class of Preferred Stock authorized as of the date hereof), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations or restrictions of the Series Q Stock;

                   (iv) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with, or senior to, the Series Q Stock in right of redemption, liquidation preference, voting, or dividends or any increase in the authorized or designated number of any such new class or series;

                   (v) Any authorization or any designation, whether by reclassification or otherwise, of any new Floating Rate Convertibles;

                   (vi) Any payment of dividends or other distributions with respect to any capital stock of the Corporation that ranks junior to the Series Q Stock as to dividends or on liquidation while accrued dividends on the Series Q Stock remain unpaid;

                   (vii) Any creation, incurrence or assumption of any liability with respect to Indebtedness (as defined below) for money borrowed which exceeds $500,000 in the aggregate at any time outstanding (excluding working capital lines, revolving loans, letters of credit or indemnities for letters of credit issued by others). For purposes hereof, "Indebtedness" shall mean all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor's balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                   (viii) Any grant of an exclusive license to any of the Corporation's products;

                   (ix) Any change in the rights, preferences, or privileges of the Series Q Stock that would be detrimental to the rights of holders of Series Q Stock;

                   (x) Any issuance of shares of any class of Preferred Stock authorized as of the date hereof other than Series Q Stock.

               (e) Class Voting. In addition to any rights granted to a holder of shares of Series Q Stock pursuant to this Designation, shares of Series Q Stock shall be entitled to vote as a class or series, separate and apart from any other series of Preferred Stock or any holders of shares of Common Stock, on any matter as to which class voting is required under applicable law.

           5.  Conversion Rights.

               (a) Mandatory Conversion. On or after the fifth anniversary of the date hereof, PROVIDED, THAT no Floating Rate Convertibles are outstanding, the Corporation may, at its option, by giving written notice to the holders of shares of Series Q Stock to be converted, convert all outstanding shares of Series Q Stock into such number of fully paid and non-assessable shares of Common Stock as shall be determined by multiplying the number of shares of Series Q Stock being converted by the Conversion Ratio. If the Corporation elects to convert the outstanding shares of Series Q Stock as provided in this
Section 5(a), the Corporation must also pay at the time of conversion all accrued but unpaid dividends on the shares of Series Q Stock being converted.

               (b) Optional Conversion. Subject to the provisions of this
Section 5, each holder of Series Q Stock shall have the right, at such holder's option, to convert at any time any of the shares of Series Q Stock held by such holder into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series Q Stock being converted by the Conversion Ratio.

               (c) Intentionally Left Blank.

               (d) Dividends Other Than Common Stock Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) other assets (including notes or other indebtedness of the Corporation but excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series Q Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation that they would have received had their Series Q Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series Q Stock.

               (e) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend, or otherwise) its outstanding shares of Common Stock into a greater number of shares, or declares a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock ("Common Stock Equivalents"), without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock) issuable upon conversion or exercise thereof), then the number of Outstanding Shares calculated immediately prior to such subdivision or distribution shall be proportionately increased to include such Common Stock Equivalents. Conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, by a reverse stock split or otherwise, the number of Outstanding Shares as calculated immediately prior to such combination shall be proportionately reduced.

               (f) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series Q Stock shall be changed into the same or a different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or a Fundamental Change), then and in each such event the holders of Series Q Stock shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series Q Stock might have been converted, all subject to further adjustment as provided herein.

               (g) Fundamental Change. If any Fundamental Change shall occur, then each share of Series Q Stock outstanding as of the date of the consummation or closing thereof shall be (and be deemed to have been) converted automatically, without any further action by the holders thereof, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series Q Stock then outstanding by the Conversion Price; provided, however, that in the event of an Asset Transfer, Section 3(c) hereof shall apply unless holders of a majority of shares of Series Q Stock elect otherwise pursuant to the provisions of Section 3(c).

           The Corporation shall give notice of a proposed or anticipated Fundamental Change to all holders of the Series Q Stock not later than ten (10) days before the expected closing or consummation of such Fundamental Change. The Corporation also shall give prompt notice of the closing or consummation of such Fundamental Change to all holders of record of the Series Q Stock as of the date of such closing or consummation. Each holder of Series Q Stock shall thereupon promptly surrender for conversion, to the Corporation at its principal office or to any transfer agent for the Series Q Stock or the Common Stock, all certificates representing all shares of Series Q Stock held by such holder, accompanied by a written notice specifying the name or names in which such holder wishes the certificate(s) for shares of Common Stock to be issued.

               (h) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Price, the Corporation at its expense will furnish each holder of Series Q Stock so affected with a certificate prepared by an officer of the

Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

               (i) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series Q Stock shall give written notice by telecopy to the Corporation at its principal office that such holder elects to convert shares of its Series Q Stock and shall thereafter surrender the original certificate(s) representing the shares being converted to the Corporation at its principal office together with an originally executed copy of such notice. Such notice shall also state the name or names (with its address or addresses, as well as the address(es) for delivery) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for the shares of Series Q Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after the Corporation receives the original certificate(s) for the shares of Series Q Stock surrendered for conversion, the proper assignment thereof to the Corporation or in blank and the original notice of conversion (collectively, the "Original Documentation"), but in no event more than three
(3) Trading Days after the later of the Corporation's receipt of the Original Documentation and the Conversion Date (the "Delivery Date"), the Corporation shall issue and shall deliver to the holder of the shares of Series Q Stock being converted, at the addresses set forth therefor by the holder, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series Q Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion or any conversion upon the request of the Corporation shall be deemed to have been effected immediately prior to the close of business on the applicable Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series Q Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

               (j) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series Q Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series Q Stock, the Corporation shall pay to the holder of the share of Series Q Stock being converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series Q Stock being converted at any one time by any holder thereof, not upon each share of Series Q Stock being converted.

               (k) Partial Conversion. In the event some but not all of the shares of Series Q Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series Q Stock which were not converted. Such new certificate shall be so delivered on or prior to the date set forth in Section 5(i) for the delivery of certificates for shares of Common Stock.

               (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Q Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Q Stock (including any shares of Series Q Stock represented by any warrants, options, subscription or purchase rights for the Series Q Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Q Stock (including any shares of Series Q Stock represented by any warrants, options, subscriptions or purchase rights for the Series Q Stock), then the Corporation shall use all means reasonably available to it, and promptly take any and all actions as may be necessary, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

           6.  Notices of Record Date. In the event of any:

               (a) taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

               (b) capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any Asset Transfer, or

               (c) voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall telecopy and thereafter mail or cause to be mailed to each holder of Series Q Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, Asset Transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, Asset Transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be telecopied and thereafter mailed by first class mail, postage prepaid, or by express overnight courier service, at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

           7.  General.

               (a) Replacement of Certificates. Upon the Corporation's receipt, from the holder of any certificate evidencing shares of Series Q Stock, of evidence reasonably satisfactory to the Corporation (an affidavit of such holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of such certificate, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, and in the case of any such mutilation, upon surrender of such certificate, the Corporation (at its expense) shall execute and deliver to such holder, in lieu of such certificate, a new certificate that represents the number of shares represented by, is dated the date of, is issued in the name of the holder of, and is substantially identical in form of, such lost, stolen, destroyed or mutilated certificate.

               (b) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed in connection with the issuance or delivery of any shares of Common Stock (or other of the Corporation's securities) that results from the conversion of shares of Series Q Stock pursuant to this Certificate of Designations. If the Corporation, pursuant to a notice from a holder of any shares of Series Q Stock, effects the issuance or delivery of any shares of Common Stock (or other of the Corporation's securities) in any name(s) other than such holder's name, then such holder shall deliver to the Corporation with the aforesaid notice (A) all transfer taxes and other governmental charges payable upon the issuance or delivery of securities in such other name(s) or (B) evidence satisfactory to the Corporation that such taxes and charges have been or shall be paid in full.

               (c) Status of Redeemed or Converted Shares. Shares of Series Q Stock that are redeemed, converted or otherwise acquired by the Corporation in any manner (including by purchase or exchange) shall be canceled and upon cancellation (i) shall no longer be deemed to be outstanding, (ii) shall become authorized but unissued shares of preferred stock undesignated as to series, and
(iii) may be reissued as part of another series of preferred stock.